Exhibit 16.1

October 11, 2005

Securities and Exchange Commission
100 F Street, N.E.
Washington D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01, Changes in Registrant’s Certifying Accountant, of Form 8-K dated October 11, 2005 of Q Comm International, Inc. and are in agreement with the statements contained in the second, third, fourth, and sixth paragraphs therein insofar as they relate to our firm. We have no basis on which to agree or disagree with the statements of the registrant contained in the first, fifth and seventh paragraphs of Item 4.01.

Very truly yours,

/s/ Tanner LC
Salt Lake City, Utah